Exhibit 99.3

SOVRAN ACQUISITION LIMITED PARTNERSHIP

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except unit data)	March 31, 2016 (unaudited)	December 31, 2015
Assets
Investment in storage facilities:
Land	$594,879	$480,176
Building, equipment, and construction in progress	2,238,107	2,011,526

	2,832,986	2,491,702
Less: accumulated depreciation	(479,859)	(465,195)

Investment in storage facilities, net	2,353,127	2,026,507
Cash and cash equivalents	6,373	7,032
Accounts receivable	4,203	6,805
Receivable from unconsolidated joint ventures	659	929
Investment in unconsolidated joint ventures	64,985	62,520
Prepaid expenses	7,236	5,431
Fair value of interest rate swap agreements	—	550
Other assets	12,900	9,048

Total Assets	$2,449,483	$2,118,822

Liabilities
Line of credit	$141,000	$79,000
Term notes, net of financing fees	746,831	746,650
Accounts payable and accrued liabilities	38,065	47,839
Deferred revenue	8,138	7,511
Fair value of interest rate swap agreements	26,846	15,343
Mortgages payable	1,959	1,993

Total Liabilities	962,839	898,336

Limited partners’ redeemable capital interest at redemption value (209,638 and 168,866 units outstanding at March 31, 2016 and December 31, 2015, respectively)	24,213	18,171

Partners’ Capital
General partner (396,093 and 368,795 units outstanding at March 31, 2016 and December 31, 2015, respectively)	14,818	12,205
Limited partners (39,003,598 and 36,341,878 units outstanding at March 31, 2016 and December 31, 2015, respectively)	1,473,696	1,204,525
Accumulated other comprehensive loss	(26,511)	(14,415)

Total Controlling Partners’ Capital	1,462,003	1,202,315
Noncontrolling interest in consolidated subsidiary	428	—

Total Partners’ Capital	1,462,431	1,202,315

Total Liabilities and Partners’ Capital	$2,449,483	$2,118,822

See notes to consolidated financial statements.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per unit data)	January 1, 2016 to March 31, 2016	January 1, 2015 to March 31, 2015
Revenues
Rental income	$91,541	$78,886
Other operating income	7,583	6,522

Total operating revenues	99,124	85,408

Expenses
Property operations and maintenance	22,861	20,559
Real estate taxes	10,547	8,920
General and administrative	10,464	9,406
Acquisition costs	2,384	582
Operating leases of storage facilities	—	683
Depreciation and amortization	16,425	14,181

Total operating expenses	62,681	54,331

Income from operations	36,443	31,077

Other income (expenses)
Interest expense	(9,134)	(9,161)
Interest income	6	2
Loss on sale of storage facility	—	(7)
Equity in income of joint ventures	915	646

Net income	28,230	22,557
Net income attributable to noncontrolling interest in the Operating Partnership	(130)	(106)
Net loss attributable to noncontrolling interest in consolidated subsidiary	239	—

Net income attributable to common unitholders	$28,339	$22,451

Earnings per common unit attributable to common unitholders – basic	$0.74	$0.65

Earnings per common unit attributable to common unitholders – diluted	$0.73	$0.65

Common units used in basic earnings per unit calculation	38,410,817	34,329,768

Common units used in diluted earnings per unit calculation	38,663,138	34,554,871
Distributions declared per common unit	$0.85	$0.75

Net income allocated to general partner	$283	$225
Net income allocated to limited partners	28,056	22,226

See notes to consolidated financial statements.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

	Three months ended March 31,
(dollars in thousands)	2016	2015
Net income	$28,230	$22,557
Other comprehensive income:
Change in fair value of derivatives net of reclassification to interest expense	(12,096)	(3,987)

Total comprehensive income	16,134	18,570
Comprehensive income attributable to noncontrolling interest in the Operating Partnership	(75)	(87)
Comprehensive loss attributable to noncontrolling interest in consolidated subsidiary	239	—

Comprehensive income attributable to common unitholders	$16,298	$18,483

See notes to consolidated financial statements.

SOVRAN ACQUISITION LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)	January 1, 2016 to March 31, 2016	January 1, 2015 to March 31, 2015
Operating Activities
Net income	$28,230	$22,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,425	14,181
Amortization of deferred financing fees	356	296
Loss on sale of storage facility	—	7
Equity in income of joint ventures	(915)	(646)
Distributions from unconsolidated joint ventures	1,285	1,017
Non-vested stock earned	1,889	1,612
Stock option expense	46	36
Changes in assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	2,645	13
Prepaid expenses	(1,789)	(443)
Receipts from (advances to) joint ventures	270	(145)
Accounts payable and other liabilities	(10,080)	(7,887)
Deferred revenue	(439)	342

Net cash provided by operating activities	37,923	30,940

Investing Activities
Acquisitions of storage facilities	(323,548)	(134,040)
Improvements, equipment additions, and construction in progress	(13,797)	(5,335)
Net proceeds from the sale of storage facility	—	711
Investment in unconsolidated joint ventures	(2,845)	(285)
Property deposit	(2,372)	(1,095)

Net cash used in investing activities	(342,562)	(140,044)

Financing Activities
Net proceeds from sale of common stock	274,298	122,631
Proceeds from line of credit	310,000	144,000
Repayments of line of credit	(248,000)	(130,000)
Financing costs	(936)	—
Distributions to unitholders	(31,348)	(25,726)
Mortgage principal payments	(34)	(32)

Net cash provided by financing activities	303,980	110,873

Net decrease in cash	(659)	1,769
Cash at beginning of period	7,032	8,543

Cash at end of period	$6,373	$10,312

Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$5,689	$5,307
Cash (received) paid for income taxes, net of refunds	$(47)	$88

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited financial statements of Sovran Acquisition Limited Partnership have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016.

2.	ORGANIZATION

Sovran Acquisition Limited Partnership (the “Operating Partnership”) is the entity through which Sovran Self Storage, Inc. (the “Company”), a self-administered and self-managed real estate investment trust (“REIT”), conducts substantially all of the Company’s business and owns substantially all of the Company’s assets. In 1995, the Company was formed under Maryland law and the Operating Partnership was organized as a Delaware limited partnership to continue and to expand the self-storage operations of the Company’s privately owned predecessor organizations. At March 31, 2016, we had an ownership interest in, and/or managed 562 self-storage properties in 26 states under the name Uncle Bob’s Self Storage ®. Among our 562 self-storage properties are 39 properties that we manage for an unconsolidated joint venture (Sovran HHF Storage Holdings LLC) of which we are a 20% owner, 30 properties that we manage for an unconsolidated joint venture (Sovran HHF Storage Holdings II LLC) of which we are a 15% owner, and 16 properties that we manage and have no ownership interest. Approximately 41% of the Operating Partnership’s revenue is derived from stores in the states of Texas and Florida. In addition, approximately 10% of the Operating Partnership’s revenue is derived from the Houston, Texas market.

At March 31, 2016, the Company is a 99.5% economic owner of the Operating Partnership and controls it through Sovran Holdings, Inc. (“Holdings”), a wholly owned subsidiary of the Company incorporated in Delaware and the sole general partner of the Operating Partnership. This structure is commonly referred to as an umbrella partnership REIT or “UPREIT.” The Company’s limited partner and indirect general partner interests in the Operating Partnership entitle it to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to its ownership interest therein and entitle the Company to vote on all matters requiring a vote of the limited partners.

The Operating Partnership’s other limited partners are persons who contributed their direct or indirect interests in certain self-storage properties to the Operating Partnership. The Operating Partnership is obligated to redeem each unit of limited partnership (“Unit”) at the request of the holder thereof for cash equal to the fair market value of a share of the Company’s common stock, par value $.01 per share (“Common Shares”), at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one Common Share or cash. With each such redemption or acquisition by the Company, the Company’s percentage ownership interest in the Operating Partnership will increase.

In addition, whenever the Company issues Common Shares, the Company is obligated to contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership is obligated to issue an equivalent number of Units to the Company. Such limited partners’ redemption rights are reflected in “limited partners’ redeemable capital interest” in the accompanying balance sheets at the cash redemption amount at the balance sheet date. Capital activity with regard to such limited partners’ redemption rights is reflected in the accompanying statements of partners’ capital.

We consolidate all wholly owned subsidiaries. Partially owned subsidiaries and joint ventures are consolidated when we control the entity. Our consolidated financial statements include the accounts of the Operating Partnership, Uncle Bob’s Management, LLC (the Company’s taxable REIT subsidiary), Warehouse Anywhere LLC (an entity owned 60% by Uncle Bob’s Management, LLC), Locke Sovran I, LLC (a wholly-owned subsidiary), and Locke Sovran II, LLC (a wholly-owned subsidiary). All intercompany transactions and balances have been eliminated. Investments in joint ventures that we do not control but for which we have significant influence over are accounted for using the equity method.

Included in the consolidated balance sheets are noncontrolling redeemable operating partnership units. These interests are presented in the “mezzanine” section of the consolidated balance sheet because they do not meet the functional definition of a liability or equity under current accounting literature. These represent the outside ownership interests of the limited partners in the Operating Partnership. At March 31, 2016, there were 209,638 noncontrolling redeemable operating partnership Units outstanding (168,866 at December 31, 2015). These unitholders are entitled to receive distributions per unit equivalent to the dividends declared per share on the Company’s common stock. The Operating Partnership is obligated to redeem each of these limited partnership Units in the Operating Partnership at the request of the holder thereof for cash equal to the fair market value of a share of the Company’s common stock, at the time of such redemption, provided that the Company at its option may elect to acquire any such Unit presented for redemption for one common share of the Company’s stock or cash. The Operating Partnership accounts for these noncontrolling redeemable Operating Partnership Units under the provisions of EITF D-98, “Classification and Measurement of Redeemable Securities” which was codified in FASB ASC Topic 480-10-S99. The application of the FASB ASC Topic 480-10-S99 accounting model requires the noncontrolling interest to follow normal noncontrolling interest accounting and then be marked to redemption value at the end of each reporting period if higher (but never adjusted below that normal noncontrolling interest accounting amount). The offset to the adjustment to the carrying amount of the noncontrolling redeemable Operating Partnership Units is reflected in dividends in excess of net income. Accordingly, in the accompanying consolidated balance sheet, noncontrolling redeemable Operating Partnership Units are reflected at redemption value at March 31, 2016 and December 31, 2015, equal to the number of Units outstanding multiplied by the fair market value of the Company’s common stock at that date. Redemption value exceeded the value determined under the Operating Partnership’s historical basis of accounting at those dates.

(dollars in thousands)	Three Months Ended Mar. 31, 2016
Beginning balance noncontrolling redeemable Operating Partnership Units	$18,171
Issuance of Operating Partnership Units	4,472
Net income attributable to noncontrolling interest in the Operating Partnership	130
Distributions	(144)
Adjustment to redemption value	1,584

Ending balance noncontrolling redeemable Operating Partnership Units	$24,213

In March 2016 the Operating Partnership issued 40,772 Units with a fair market value of $4.5 million to acquire self-storage properties. The fair value of the Units on the date of issuance was determined based upon the fair market value of the Company’s common stock on that date.

3.	STOCK BASED COMPENSATION

The Operating Partnership accounts for stock-based compensation under the provisions of ASC Topic 718, “Compensation - Stock Compensation”. The Operating Partnership recognizes compensation cost in its financial statements for all share based payments granted, modified, or settled during the period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the related vesting period.

For the three months ended March 31, 2016 and 2015, the Operating Partnership recorded compensation expense (included in general and administrative expense) of $46,000 and $36,000, respectively, related to stock options and $1,866,000 and $1,612,000, respectively, related to amortization of non-vested stock grants and performance-based awards.

During the three months ended March 31, 2016 and 2015, employees and directors exercised 0 and 9,500 stock options respectively, and 7,185 and 5,234 shares of non-vested stock, respectively, vested.

4.	INVESTMENT IN STORAGE FACILITIES

The following summarizes our activity in storage facilities during the three months ended March 31, 2016. (dollars in thousands)

Cost:
Beginning balance	$2,491,702
Acquisition of storage facilities	327,408
Improvements and equipment additions	6,651
Additions to consolidated subsidiary	1,815
Net increase in construction in progress	6,106
Dispositions	(696)

Ending balance	$2,832,986

Accumulated Depreciation:
Beginning balance	$465,195
Additions during the period	15,255
Dispositions	(591)

Ending balance	$479,859

The Operating Partnership acquired 25 facilities during the three months ended March 31, 2016. The acquisition of one store that was acquired at certificate of occupancy was accounted for as an asset acquisition. The cost of this store, including closing costs, was assigned to its land, building, equipment and improvements components based upon their relative fair values. The assets and liabilities of the other 24 storage facilities acquired in 2016, which primarily consist of tangible and intangible assets, are measured at fair value on the date of acquisition in accordance with the principles of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” and were accounted for as business combinations in accordance with the principles of FASB ASC Topic 805 “Business Combinations.” The purchase price of the 25 facilities acquired in 2016 has been preliminarily assigned as follows:

(dollars in thousands)				Consideration paid			Acquisition Date Fair Value
State	Number of Properties	Date of Acquisition	Purchase Price	Cash Paid	Value of Operating Partnership Units issued	Net Other Liabilities (Assets) Assumed	Land	Building, Equipment, and Improvements	In-Place Customer Leases	Closing Costs Expensed
2016
Florida	4	1/6/16	$20,350	$20,246	$—	$104	$6,646	$13,339	$365	$366
California	4	1/21/16	78,750	78,562	—	188	27,876	49,860	1,014	327
New Hampshire	5	1/21/16	54,225	53,941	—	284	12,902	40,428	895	569
Massachusetts	1	1/21/16	11,375	11,350	—	25	4,874	6,335	166	64
Texas	3	1/21/16	42,050	41,894	—	156	23,487	18,000	563	247
Arizona	1	2/1/16	9,275	9,261	—	14	988	8,224	63	119
Florida	1	2/12/16	11,274	11,270	—	4	2,294	8,980	—	—
Pennsylvania	1	2/17/16	5,750	5,732	—	18	1,768	3,879	103	147
Colorado	1	2/29/16	12,600	12,549	—	51	4,528	7,915	157	170
California	3	3/16/16	68,832	63,965	4,472	395	22,647	45,371	814	260
California	1	3/17/16	17,320	17,278	—	42	6,728	10,339	253	115

Total acquired 2016	25		$331,801	$326,048	$4,472	$1,281	$114,738	$212,670	$4,393	$2,384

All of the properties acquired were purchased from unrelated third parties. The operating results of the facilities acquired have been included in the Operating Partnership’s operations since the respective acquisition dates. Of the $326.0 million paid at closing for the properties acquired during 2016, $2.5 million represented deposits that were paid in 2015 when certain of these properties originally went under contract. In addition to the closing costs expensed on 2016 acquisitions, the Operating Partnership also incurred $345,000 of acquisition costs in 2015 related to facilities acquired in 2016. Non-cash investing activities during 2016 include the issuance of $4.5 million in Operating Partnership Units.

The Operating Partnership measures the fair value of in-place customer lease intangible assets based on the Operating Partnership’s experience with customer turnover. The Operating Partnership amortizes in-place customer leases on a straight-line basis over 12 months (the estimated future benefit period). In-place customer leases are included in other assets on the Operating Partnership’s balance sheet as follows:

	Mar. 31,	Dec. 31,
(Dollars in thousands)	2016	2015
In-place customer leases	$26,714	$22,320
Accumulated amortization	(22,192)	(21,017)

Net carrying value at the end of period	$4,522	$1,303

Amortization expense related to in-place customer leases was $1.2 million and $1.0 million for the three months ended March 31, 2016 and 2015, respectively. The Operating Partnership expects to record $5.2 million and $0.5 million of amortization expense for the years ended December 31, 2016 and 2017, respectively.

During 2016, the Operating Partnership acquired 25 properties. The following pro forma information is based on the combined historical financial statements of the Operating Partnership and the 25 properties acquired, and presents the Operating Partnership’s results as if the acquisitions had occurred as of January 1, 2015:

	Three months ended March 31, 2016	Three months ended March 31, 2015
Total revenues	$101,551	$90,871
Net income attributable to common unitholders	$31,745	$20,173
Earnings per common unit
Basic	$0.81	$0.52
Diluted	$0.81	$0.51

The following table summarizes the revenues and earnings related to the 25 properties since the acquisition dates that are included in the Operating Partnership’s consolidated statements of operations for the three months ended March 31, 2016.

Three months
ended
March 31,
2016
Total revenues	$3,754
Net loss attributable to common unitholders	$(1,760)

The above net losses attributable to common unitholders were primarily due to the acquisition costs incurred in connection with the 2016 acquisitions.

Property Dispositions

During 2015 the Operating Partnership sold three non-strategic properties purchased in 2014 and 2015 with a carrying value of $5.1 million and received cash proceeds of $4.6 million, resulting in a $0.5 million loss on sale. The following table summarizes the revenues and expenses up to the dates of sale of the three properties sold in 2015 that are included in the Operating Partnership’s consolidated statements of operations for 2015.

Jan. 1, 2015
to
(Dollars in thousands)	Mar. 31, 2015
Total revenues	$40
Property operations and maintenance expense	(16)
Real estate tax expense	(5)
Depreciation and amortization expense	(9)
Loss on sale of storage facilities	(7)

$3

5.	UNSECURED LINE OF CREDIT AND TERM NOTES

Borrowings outstanding on our unsecured line of credit and term notes are as follows:

	Mar. 31,	Dec. 31,
(Dollars in thousands)	2016	2015
Revolving line of credit borrowings	$141,000	$79,000

Term note due April 26, 2016	150,000	150,000
Term note due June 4, 2020	325,000	325,000
Term note due August 5, 2021	100,000	100,000
Term note due April 8, 2024	175,000	175,000

Total term notes payable	$750,000	$750,000

On December 10, 2014, the Operating Partnership amended its existing unsecured credit agreement. In January 2016, the Operating Partnership exercised the expansion feature of such credit agreement and increased the revolving credit limit from $300 million to $500 million. The interest rate on the revolving credit facility bears interest at a variable rate equal to LIBOR plus a margin based on the Operating Partnership’s credit rating (at March 31, 2016 the margin is 1.10%), and requires a 0.15% facility fee. The amended agreement also reduced the interest rate on the $325 million unsecured term note maturing June 4, 2020, with the term note bearing interest at LIBOR plus a margin based on the Operating Partnership’s credit rating (at March 31, 2016 the margin is 1.15%). The interest rate at March 31, 2016 on the Operating Partnership’s line of credit was approximately 1.53% (1.72% at December 31, 2015). At March 31, 2016, there was $359 million available on the unsecured line of credit. The revolving line of credit has a maturity date of December 10, 2019.

On April 8, 2014, the Operating Partnership entered into a $175 million term note maturing April 2024 bearing interest at a fixed rate of 4.533%. The interest rate on the term note increases to 6.283% if the Operating Partnership is not rated by at least one rating agency or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to repay the $115 million outstanding on the Operating Partnership’s line of credit at April 8, 2014, with the excess proceeds used for acquisitions.

In 2011, the Operating Partnership entered into a $100 million term note maturing August 5, 2021 bearing interest at a fixed rate of 5.54%. The interest rate on the term note increases to 7.29% if the notes are not rated by at least one rating agency, the credit rating on the notes is downgraded or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to fund acquisitions and investments in unconsolidated joint ventures.

The Operating Partnership has maintained a $150 million unsecured term note maturing April 26, 2016 bearing interest at 6.38%. The interest rate on the $150 million unsecured term note increases to 8.13% if the notes are not rated by at least one rating agency, the credit rating on the notes is downgraded or the Operating Partnership’s credit rating is downgraded. The Operating Partnership used a draw on the line of credit to pay off the balance of this note on April 26, 2016.

During April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which amends the requirements for the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.

ASU No. 2015-03 is effective for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and is to be applied retrospectively to all periods presented. Consistent with the guidance in ASU 2015-03, there are $3.2 million and $3.4 million of debt issuance costs presented as a reduction of term notes in our consolidated balance sheets at March 31, 2016 and December 31, 2015, respectively. The implementation of this update had no effect on our results of operations or cash flows.

In August 2015, the FASB issued Accounting Standards Update 2015-15, “Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements” (“ASU 2015-15”). ASU 2015-15 codifies an SEC staff announcement that entities are permitted to defer and present debt issuance costs related to line-of-credit arrangements as assets. ASU No. 2015-15 is effective for fiscal years, beginning after December 15, 2015 and interim periods within those fiscal years. The implementation of this update did not result in any change to our consolidated financial statements.

The line of credit and term notes require the Operating Partnership to meet certain financial covenants, measured on a quarterly basis, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness and limitations on distribution payouts. At March 31, 2016, the Operating Partnership was in compliance with its debt covenants.

We believe that if operating results remain consistent with historical levels and levels of other debt and liabilities remain consistent with amounts outstanding at March 31, 2016 the entire availability on the line of credit could be drawn without violating our debt covenants.

The Operating Partnership’s fixed rate term notes contain a provision that allows for the noteholders to call the debt upon a change of control of the Operating Partnership at an amount that includes a make whole premium based on rates in effect on the date of the change of control.

6.	MORTGAGES PAYABLE AND DEBT MATURITIES

Mortgages payable at March 31, 2016 and December 31, 2015 consist of the following:

(dollars in thousands)	March 31, 2016	December 31, 2015
5.99% mortgage notes due May 1, 2026, secured by one self-storage facility with an aggregate net book value of $4.3 million, principal and interest paid monthly (effective interest rate 6.24%)	1,959	1,993

Total mortgages payable	$1,959	$1,993

The table below summarizes the Operating Partnership’s debt obligations and interest rate derivatives at March 31, 2016. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate term notes and mortgage notes were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

These assumptions are considered Level 2 inputs within the fair value hierarchy as described in Note 8. The carrying values of our variable rate debt instruments approximate their fair values as these debt instruments bear interest at current market rates that approximate market participant rates. This is considered a Level 2 input within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Operating Partnership would realize in a current market exchange.

	Expected Maturity Date Including Discount
(dollars in thousands)	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
Line of credit - variable rate LIBOR + 1.10% (1.53% at March 31, 2016)	—	—	—	$141,000	—	—	$141,000	$141,000

Notes Payable:
Term note - fixed rate 6.38%	$150,000	—	—	—	—	—	$150,000	$153,184
Term note - variable rate LIBOR+1.15% (1.59% at March 31, 2016)	—	—	—	—	$325,000	—	$325,000	$325,000
Term note - fixed rate 5.54%	—	—	—	—	—	$100,000	$100,000	$112,467
Term note - fixed rate 4.533%	—	—	—	—	—	$175,000	$175,000	$186,337
Mortgage note - fixed rate 5.99%	$108	$151	$160	$170	$181	$1,189	$1,959	$2,096
Interest rate derivatives – liability	—	—	—	—	—	—	—	$26,846

7.	DERIVATIVE FINANCIAL INSTRUMENTS

Interest rate swaps are used to adjust the proportion of total debt that is subject to variable interest rates. The interest rate swaps require the Operating Partnership to pay an amount equal to a specific fixed rate of interest times a notional principal amount and to receive in return an amount equal to a variable rate of interest times the same notional amount. The notional amounts are not exchanged. Forward starting interest rate swaps are also used by the Operating Partnership to hedge the risk of changes in the interest-related cash outflows associated with the potential issuance of long-term debt. No other cash payments are made unless the contract is terminated prior to its maturity, in which case the contract would likely be settled for an amount equal to its fair value. The Operating Partnership enters into interest rate swaps with a number of major financial institutions to minimize counterparty credit risk.

The interest rate swaps qualify and are designated as hedges of the amount of future cash flows related to interest payments on variable rate debt. Therefore, the interest rate swaps are recorded in the consolidated balance sheet at fair value and the related gains or losses are deferred in partners’ capital as Accumulated Other Comprehensive Loss (“AOCL”). These deferred gains and losses are recognized in interest expense during the period or periods in which the related interest payments affect earnings. However, to the extent that the interest rate swaps are not perfectly effective in offsetting the change in value of the interest payments being hedged, the ineffective portion of these contracts is recognized in earnings immediately. Ineffectiveness was de minimis for the three months ended March 31, 2016, and 2015.

The Operating Partnership has interest rate swap agreements in effect at March 31, 2016 as detailed below to effectively convert a total of $325 million of variable-rate debt to fixed-rate debt, and $150 million notional pre-issuance swap agreements to hedge the risk of changes in interest-related cash outflows associated with a potential issuance of long-term debt.

Notional Amount	Effective Date	Expiration Date	Fixed Rate Paid	Floating Rate Received
$125 Million	9/1/2011	8/1/18	2.3700%	1 month LIBOR
$100 Million	12/30/11	12/29/17	1.6125%	1 month LIBOR
$100 Million	9/4/13	9/4/18	1.3710%	1 month LIBOR
$100 Million	12/29/17	11/29/19	3.9680%	1 month LIBOR
$125 Million	8/1/18	6/1/20	4.1930%	1 month LIBOR
$50 Million	5/31/16	5/31/26	2.1560%	3 month LIBOR
$50 Million	5/31/16	5/31/26	2.1875%	3 month LIBOR
$25 Million	5/31/16	5/31/26	2.0330%	3 month LIBOR
$25 Million	5/31/16	5/31/26	1.9390%	3 month LIBOR

The Operating Partnership may issue long-term debt in June 2016. The $150 million pre-issuance swap agreements are designated to hedge the risk of interest rate changes associated with this debt issuance. The swaps are intended to be settled in June 2016 and any resulting gain or loss on the swaps at that time will be deferred and recorded as interest expense over the term of the related debt. The effectiveness of the swaps will be assessed at the time the swaps are settled and the associated debt issued. Any ineffectiveness related to the swap agreements may be recorded as expense at that time.

The interest rate swap agreements are the only derivative instruments, as defined by FASB ASC Topic 815 “Derivatives and Hedging”, held by the Operating Partnership. During the three months ended March 31, 2016 and 2015, the net reclassification from AOCL to interest expense was $1.2 million and $1.4 million, respectively, based on payments made under the swap agreements. Based on current interest rates, the Operating Partnership estimates that payments under the interest rate swaps will be approximately $10.8 million for the 12 months ended March 31, 2017. Payments made under the interest rate swap agreements will be reclassified to interest expense as settlements occur. The fair value of the swap agreements, including accrued interest, was a liability of $26.8 million at March 31, 2016, and an asset of $550,000 and a liability of $15.3 million at December 31, 2015.

The Operating Partnership’s agreements with its interest rate swap counterparties contain provisions pursuant to which the Operating Partnership could be declared in default of its derivative obligations if the Operating Partnership defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender. The interest rate swap agreements also incorporate other loan covenants of the Operating Partnership. Failure to comply with the loan covenant provisions would result in the Operating Partnership being in default on the interest rate swap agreements. As of March 31, 2016, the Operating Partnership had not posted any collateral related to the interest rate swap agreements. If the Operating Partnership had breached any of these provisions as of March 31, 2016, it could have been required to settle its obligations under the agreements at their net termination cost of $26.8 million.

The changes in AOCL for the three months ended March 31, 2016 and March 31, 2015 are summarized as follows:

(dollars in thousands)	Jan. 1, 2016 to Mar. 31, 2016	Jan. 1, 2015 to Mar. 31, 2015
Accumulated other comprehensive loss beginning of period	$(14,415)	$(13,005)
Realized loss reclassified from accumulated other comprehensive loss to interest expense	1,197	1,358
Unrealized loss from changes in the fair value of the effective portion of the interest rate swaps	(13,293)	(5,345)

Loss included in other comprehensive loss	(12,096)	(3,987)

Accumulated other comprehensive loss end of period	$(26,511)	$(16,992)

8.	FAIR VALUE MEASUREMENTS

The Operating Partnership applies the provisions of ASC Topic 820 “Fair Value Measurements and Disclosures” in determining the fair value of its financial and nonfinancial assets and liabilities. ASC Topic 820 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration. Level 3 inputs are unobservable inputs based on our own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Refer to Note 6 for presentation of the fair values of debt obligations which are disclosed at fair value on a recurring basis.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of March 31, 2016 and December 31, 2015 (in thousands):

	Asset (Liability)	Level 1	Level 2	Level 3
March 31, 2016
Interest rate swaps	(26,846)	—	(26,846)	—

December 31, 2015
Interest rate swaps	550	—	550	—
Interest rate swaps	(15,343)	—	(15,343)	—

Interest rate swaps are over the counter securities with no quoted readily available Level 1 inputs, and therefore are measured at fair value using inputs that are directly observable in active markets and are classified within Level 2 of the valuation hierarchy, using the income approach.

During 2016, assets and liabilities measured at fair value on a non-recurring basis included the assets acquired and liabilities assumed in connection with the acquisition of 25 storage facilities (see note 4). To determine the fair value of land, the Operating Partnership used prices per acre derived from observed transactions involving comparable land in similar locations, which is considered a Level 2 input.

To determine the fair value of buildings, equipment and improvements, the Operating Partnership used current replacement cost based on information derived from construction industry data by geographic region which is considered a Level 2 input. The replacement cost is then adjusted for the age, condition, and economic obsolescence associated with these assets, which are considered Level 3 inputs. The fair value of in-place customer leases is based on the rent lost due to the amount of time required to replace existing customers which is based on the Operating Partnership’s historical experience with turnover at its facilities, which is a Level 3 input. Other assets acquired and liabilities assumed in the acquisitions consist primarily of prepaid or accrued real estate taxes and deferred revenues from advance monthly rentals paid by customers. The fair values of these assets and liabilities are based on their carrying values as they typically turn over within one year from the acquisition date and these are Level 3 inputs.

9.	INVESTMENT IN JOINT VENTURES

The Operating Partnership has a 20% ownership interest in Sovran HHF Storage Holdings LLC (“Sovran HHF”), a joint venture that was formed in May 2008 to acquire self-storage properties that are managed by the Operating Partnership. The carrying value of the Operating Partnership’s investment at March 31, 2016 and December 31, 2015 was $44.3 million and $44.6 million, respectively. Twenty-five properties were acquired by Sovran HHF in 2008 for approximately $171.5 million and 14 additional properties were acquired by Sovran HHF in 2014 for $187.2 million. In 2008, the Operating Partnership contributed $18.6 million to the joint venture as its share of capital required to fund the acquisitions. In 2012 the Operating Partnership contributed an additional $1.2 million to the joint venture. In 2013 the Operating Partnership received a return of capital distribution of $3.4 million as part of the refinancing of Sovran HHF. In 2014 the Operating Partnership contributed an additional $28.6 million in cash to the joint venture as its share of capital required to fund acquisitions. In 2015 the Operating Partnership contributed an additional $0.4 million in cash to the joint venture as its share of capital required to fund certain capital expenditures and property taxes related to 2014 acquisitions. As of March 31, 2016, the carrying value of the Operating Partnership’s investment in Sovran HHF exceeds its share of the underlying equity in net assets of Sovran HHF by approximately $1.7 million as a result of the capitalization of certain acquisition related costs in 2008. This difference is included in the carrying value of the investment, which is assessed for other-than-temporary impairment on a periodic basis. No other-than-temporary impairments have been recorded on this investment.

The Operating Partnership has a 15% ownership interest in Sovran HHF Storage Holdings II LLC (“Sovran HHF II”), a joint venture that was formed in 2011 to acquire self-storage properties that are managed by the Operating Partnership. The carrying value of the Operating Partnership’s investment at March 31, 2016 and December 31, 2015 was $13.9 million. Twenty properties were acquired by Sovran HHF II during 2011 for approximately $166.1 million. During 2011, the Operating Partnership contributed $12.8 million to the joint venture as its share of capital required to fund the acquisitions. Ten additional properties were acquired by Sovran HHF II during 2012 for approximately $29 million. During 2012, the Operating Partnership contributed $2.4 million to the joint venture as its share of capital required to fund the acquisitions. In 2015 the Operating Partnership contributed an additional $1.7 million in cash to the joint venture as its share of capital required to fund the payoff of a mortgage note. The carrying value of this investment is assessed for other-than-temporary impairment on a periodic basis and no such impairments have been recorded on this investment.

As manager of Sovran HHF and Sovran HHF II, the Operating Partnership earns a management and call center fee of 7% of gross revenues which totaled $1.2 million and $1.2 million for the three months ended March 31, 2016 and 2015, respectively. The Operating Partnership’s share of Sovran HHF and Sovran HHF II’s income for the three months ended March 31, 2016 and 2015 was $0.8 million and $0.6 million, respectively.

The Operating Partnership has a 49% ownership interest in Iskalo Office Holdings, LLC, which owns the building that houses the Operating Partnership’s headquarters and other tenants. The carrying value of the Operating Partnership’s investment is a liability of $0.5 million at March 31, 2016 and December 31, 2015, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets. For the three months ended March 31, 2016, and 2015, the Operating Partnership’s share of Iskalo Office Holdings, LLC’s income was $59,000 and $58,000, respectively. The Operating Partnership paid rent to Iskalo Office Holdings, LLC of $0.3 million during the three months ended March 31, 2016 and 2015.

The Operating Partnership holds an 85% equity interest in Urban Box Coralway Storage, LLC (Urban Box), a joint venture with an unrelated third party. Urban Box was formed in 2015 and is currently developing a self-storage property in Florida. During 2015, the Operating Partnership contributed $4.0 million to Urban Box as its share of capital to develop the property, which primarily consists of the acquisition of land in 2015. Urban Box will enter into a non-recourse mortgage loan in order to finance the future development costs. The Operating Partnership and the other joint venture member have participation rights which require the agreement of both members in order to implement the activities of Urban Box which are most significant to its economic performance. Accordingly, the interest is recorded using the equity method.

The Operating Partnership will perform property management services for Urban Box in exchange for a management fee based on 6% of property revenues. There were no management fees in 2016 or 2015.

The Operating Partnership holds a 5% equity interest in SNL/Orix 1200 McDonald Ave., LLC (McDonald), a joint venture with an unrelated third party. The joint venture for McDonald was executed in 2016 and is currently developing a self-storage property in New York. During 2016, the Operating Partnership contributed $0.4 million of common capital and $2.3 million of preferred capital to McDonald as its share of capital to develop the property. McDonald will enter into a non-recourse mortgage loan in order to finance the future development costs. In accordance with the terms of the McDonald joint venture agreement, the Operating Partnership has the ability to assert influence over certain business matters. Accordingly, the interest is recorded using the equity method.

The Operating Partnership will perform property management services for McDonald in exchange for a management fee based on property revenues. There were no management fees in 2016 or 2015.

A summary of the unconsolidated joint ventures’ financial statements as of and for the three months ended March 31, 2016 is as follows:

dollars in thousands)
Balance Sheet Data:
Investment in storage facilities, net	$527,662
Investment in office building	5,007
Other assets	17,238

Total Assets	$549,907

Due to the Operating Partnership	$672
Mortgages payable	223,401
Other liabilities	6,006

Total Liabilities	230,079

Unaffiliated partners’ equity	257,098
Operating Partnership equity	62,730

Total Partners’ Equity	319,828

Total Liabilities and Partners’ Equity (Deficiency)	$549,907

Income Statement Data:
Total revenues	$18,005
Property operating expenses	(5,951)
Administrative, management and call center fees	(1,303)
Depreciation and amortization of customer list	(3,106)
Amortization of financing fees	(89)
Income tax expense	(58)
Interest expense	(2,574)

Net income	$4,924

The Operating Partnership does not guarantee the debt of Sovran HHF, Sovran HHF II, Iskalo Office Holdings, LLC, Urban Box, or McDonald.

We do not expect to have material future cash outlays relating to these joint ventures outside our share of capital for future acquisitions of properties.

10.	INCOME TAXES

The Company qualifies as a REIT under the Internal Revenue Code of 1986, as amended, and will generally not be subject to corporate income taxes to the extent it distributes its taxable income to its shareholders and complies with certain other requirements.

The Company has elected to treat one of its subsidiaries as a taxable REIT subsidiary. In general, the Company’s taxable REIT subsidiary may perform additional services for tenants and generally may engage in certain real estate or non-real estate related business. A taxable REIT subsidiary is subject to corporate federal and state income taxes. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

For the three months ended March 31, 2016 and 2015, the Operating Partnership recorded federal and state income tax expense of $0.6 million and $0.4 million, respectively. At March 31, 2016 and 2015, there were no material unrecognized tax benefits. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of March 31, 2016 and 2015, the Operating Partnership had no interest or penalties related to uncertain tax positions. Net income taxes payable and the deferred tax liability of our taxable REIT subsidiary are classified within accounts payable and accrued liabilities in the consolidated balance sheet. As of March 31, 2016, the Company’s taxable REIT subsidiary has current prepaid taxes of $0.1 million and a deferred tax liability of $1.3 million. The tax years 2013-2015 remain open to examination by the major taxing jurisdictions to which the Operating Partnership is subject.

11.	EARNINGS PER UNIT

The Operating Partnership reports earnings per unit data in accordance ASC Topic 260, “Earnings Per Share.” Effective January 1, 2009, FASB ASC Topic 260 was updated for the issuance of FASB Staff Position (“FSP”) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, or FSP EITF 03-6-1, with transition guidance included in FASB ASC Topic 260-10-65-2. Under FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. The Operating Partnership has calculated its basic and diluted earnings per unit using the two-class method. The following table sets forth the computation of basic and diluted earnings per common unit utilizing the two-class method.

(in thousands except per unit data)	Three Months Ended Mar. 31, 2016	Three Months Ended Mar. 31, 2015
Numerator:
Net income attributable to common unitholders	$28,339	$22,451

Denominator:
Denominator for basic earnings per unit – weighted average shares	38,411	34,330
Effect of Dilutive Securities:
Stock options and non-vested stock	252	225

Denominator for diluted earnings per unit – adjusted weighted average shares and assumed conversion	38,663	34,555
Basic earnings per common unit attributable to common unitholders	$0.74	$0.65

Diluted earnings per common unit attributable to common unitholders	$0.73	$0.65

Not included in the effect of dilutive securities above are 130,573 unvested restricted shares for the three months ended March 31, 2016, and 171,220 unvested restricted shares for the three months ended March 31, 2015, because their effect would be antidilutive.

12.	PARTNERS’ CAPITAL

The following is a reconciliation of the changes in total controlling partners’ capital for the period:

(dollars in thousands)	Three Months Ended March 31, 2016
Beginning balance of total controlling partners’ capital	$1,202,315
Net proceeds from the issuance of the Company’s common stock	274,298
Exercise of Company stock options	—
Earned portion of non-vested stock	1,866
Stock option expense	46
Deferred compensation - directors	23
Adjustment to redemption value on Limited partners’ redeemable capital interest	(1,584)
Net income attributable to common unitholders	28,339
Change in fair value of derivatives	(12,096)
Distributions	(31,204)

Ending balance of total controlling partners’ capital	$1,462,003

On January 20, 2016, the Company completed the public offering of 2,645,000 shares of its common stock at $105.75 per share. Net proceeds to the Operating Partnership after deducting underwriting discounts and commissions and offering expenses were approximately $269.7 million. The Operating Partnership used the net proceeds from the offering to repay a portion of the indebtedness outstanding on the Operating Partnership’s unsecured line of credit.

On May 12, 2014, the Company entered into a continuous equity offering program (“Equity Program”) with Wells Fargo Securities, LLC (“Wells Fargo”), Jefferies LLC (“Jefferies”), SunTrust Robinson Humphrey, Inc. (“SunTrust”), Piper Jaffray & Co. (“Piper”), HSBC Securities (USA) Inc. (“HSBC”), and BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”), pursuant to which the Company may sell from time to time up to $225 million in aggregate offering price of shares of the Company’s common stock. Actual sales under the Equity Program will depend on a variety of factors and conditions, including, but not limited to, market conditions, the trading price of the Company’s common stock, and determinations of the appropriate sources of funding for the Operating Partnership. The Company expects to continue to offer, sell, and issue shares of common stock under the Equity Program from time to time based on various factors and conditions, although the Company is under no obligation to sell any shares under the Equity Program.

During the three months ended March 31, 2016 and 2015, the Company did not issue any shares of common stock under the Equity Program. As of March 31, 2016, the Company had $59.3 million available for issuance under the Equity Program.

In 2013, the Company implemented a Dividend Reinvestment Plan. The Company issued 44,018 shares under the plan during the three months ended March 31, 2016.

13.	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Operating Partnership has the option to apply the provisions of ASU 2014-09 either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the new guidance recognized at the date of initial application. The Operating Partnership has not yet completed its assessment of the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements.

In June 2014, the FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a reporting entity to treat a performance target that affects vesting and that could be achieved after the requisite service period as a performance condition. ASU 2014-12 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. ASU 2014-12 may be adopted either prospectively for share-based payment awards granted or modified on or after the effective date, or retrospectively, using a modified retrospective approach. The modified retrospective approach would apply to share-based payment awards outstanding as of the beginning of the earliest annual period presented in the financial statements on adoption, and to all new or modified awards thereafter. The adoption of ASU 2014-12 by the Operating Partnership did not have a material impact on its consolidated financial statements.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis”. This ASU is effective for annual reporting periods beginning after December 15, 2015 including interim periods within that reporting period. ASU 2015-02 amends the current consolidation model specifically as it relates to variable interest entities (“VIE’s”) and provides reporting entities with a revised consolidation analysis procedure. The adoption of ASU 2015-02 by the Operating Partnership did not have a material impact on its consolidated financial statements.

In September 2015, the FASB issued ASU 2015-16, “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments”. ASU 2015-16 requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. ASU 2015-16 is effective for fiscal years, and interim reporting periods within those fiscal years, beginning after December 15, 2015. The adoption of ASU 2015-16 by the Operating Partnership did not have a material impact on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. This guidance revises existing practice related to accounting for leases under Accounting Standards Codification Topic 840 Leases (ASC 840) for both lessees and lessors. The new guidance in ASU 2016-02 requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs.

For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). While the new standard maintains similar accounting for lessors as under ASC 840, the new standard reflects updates to, among other things, align with certain changes to the lessee model. ASU 2016-02 is effective for fiscal years and interim periods, within those years, beginning after December 15, 2018. Early adoption is permitted for all entities. The Operating Partnership has not yet completed its assessment of the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-06, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments”. ASU 2016-06 simplifies the embedded derivative analysis for debt instruments containing contingent call or put options by removing the requirement to assess whether a contingent event is related to interest rates or credit risks. The new standard will be effective for us on January 1, 2017. The Operating Partnership has not yet completed its assessment of the impact that the adoption of ASU 2016-06 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-07, “Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting”. ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an adjustment must be made to the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The new standard will be effective for us on January 1, 2017. The Operating Partnership has not yet completed its assessment of the impact that the adoption of ASU 2016-07 will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” as part of its simplification initiative, which involves several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Operating Partnership has not yet completed its assessment of the impact that the adoption of ASU 2016-09 will have on its consolidated financial statements.

14.	COMMITMENT AND CONTINGENCIES

At March 31, 2016, the Operating Partnership was under contract to acquire 13 self-storage facilities for aggregate consideration of approximately $145.5 million. Nine of the facilities were acquired in April and May of 2016 for $105.9 million. The Operating Partnership has not yet determined the assignment of the purchase prices of these nine facilities to the individual assets acquired. These acquisitions were funded with draws on the Operating Partnership’s line of credit. The purchase of the remaining facilities by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that these facilities will be acquired.

On or about August 25, 2014, a putative class action was filed against the Operating Partnership in the Superior Court of New Jersey Law Division Burlington County. The action seeks to obtain declaratory, injunctive and monetary relief for a class of consumers based upon alleged violations by the Operating Partnership of the New Jersey Truth in Customer Contract, Warranty and Notice Act, the New Jersey Consumer Fraud Act and the New Jersey Insurance Producer Licensing Act.

On October 17, 2014, the action was removed from the Superior Court of New Jersey Law Division Burlington County to the United States District Court for the District of New Jersey. The Operating Partnership brought a motion to partially dismiss the complaint for failure to state a claim, and on July 16, 2015, the Operating Partnership’s motion was granted in part and denied in part. The Operating Partnership intends to vigorously defend the action, and the possibility of any adverse outcome cannot be determined at this time.

15.	SUBSEQUENT EVENTS

On April 1, 2016, the Operating Partnership declared a quarterly distribution of $0.95 per common unit. The distribution was paid on April 26, 2016 to unitholders of record on April 14, 2016. The total distribution paid amounted to $37.5 million.

On May 19, 2016, the Operating Partnership announced that it entered into a definitive merger agreement to acquire LifeStorage, LP for a gross aggregate purchase price of approximately $1.3 billion, payable in cash. Upon completion of the acquisition, the Operating Partnership will own 84 LifeStorage stores with a purchase contract for three additional certificate of occupancy deals to be delivered late 2016 and early 2017.

On May 18, 2016, the Company and the Operating Partnership obtained a bridge loan commitment from Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Bank with Wells Fargo Bank, National Association, acting as administrative agent. Pursuant to the bridge loan commitment the lenders have agreed to loan the Company and the Operating Partnership up to $1.35 billion if needed to finance the LifeStorage Acquisition (and related expenses). Any loan will be advanced in a single draw. The maturity date of any loan will be the date that is 364 days after the closing date of the merger. The commitment provides for mandatory prepayment of any loan on the occurrence of certain events (asset sales, equity offerings or additional loans) and voluntary prepayment is permitted. Interest is payable at LIBOR plus 1.15% or the administrative agent’s base rate plus 0.15%; provided that the applicable margins are subject to increase upon certain events. Any loans made pursuant to the bridge loan commitment are subject to a customary duration fee.

Also, on May 18, 2016, the Company and the Operating Partnership obtained a backstop loan commitment from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC whereby such lenders have agreed to loan the Company and the Operating Partnership up to $325 million if needed to refinance the Company’s and the Operating Partnership’s currently outstanding private placement notes prior to maturity. The terms of any loans pursuant to this commitment are the same as loans under the bridge loan commitment.

On May 20, 2016, the Company agreed to issue and sell 6,000,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 900,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $100.00 per share. The underwriters’ exercised their option in full. The offering of 6,900,000 shares of the Company’s common stock closed on May 25, 2016, resulting in net proceeds to the Operating Partnership of approximately $665.3 million. The proceeds were initially used to repay the Operating Partnership’s outstanding line of credit balance of $396.0 million on May 25, 2016. The remaining cash proceeds will be put towards the funding of the purchase price for LifeStorage, LP.

On April 26, 2016, the Operating Partnership repaid the outstanding balance of the maturing $150 million term note with a draw on its line of credit.

On April 13, 2016, the Operating Partnership entered into a contract to sell 8 self-storage facilities for a total sales price of $35.0 million. The sale of the facilities by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that these facilities will be sold.